Exhibit 99.1

                                                                                                    Press Release

For further information:

Don M. Hardison
President and CEO
EXACT Sciences Corporation
P: (508) 683-1200

EXACT Sciences Announces Colorectal Cancer Screening
Guidelines Will Not Be Updated in June

MARLBOROUGH, Mass — (June 7, 2007) - EXACT Sciences Corporation (NASDAQ: EXAS) announced today that the Company has been informed by officials of the American Cancer Society (ACS) that the release of updated colorectal cancer (CRC) screening guidelines, which are being drafted by the ACS and the U.S. Multi-Society Task Force (MSTF), will not be issued in June.  No additional information was available regarding when the process would be completed.

As early as 2003, EXACT began interactions with the medical societies that are associated with the guidelines process.  Since then, the Company has provided a breadth of clinical information regarding stool-based DNA (sDNA) screening, including the data demonstrating sDNA’s sensitivity for detecting colorectal cancer, the high patient acceptability and compliance, as well as the cost-effectiveness of this approach.

“We have been careful to follow the process that was described in the original CRC screening guidelines published by a consortium of gastroenterology societies in 1997(1) regarding the evaluation of new screening technologies,” said Don Hardison, President and CEO, EXACT Sciences Corporation.  “In our supporting documentation, we have followed these criteria, providing what we believe is convincing evidence that sDNA screening: 1) has ‘comparable performance’, with published studies that have shown superior performance when compared to other tests for detecting cancer; 2) is ‘equally acceptable to patients’, with published studies demonstrating high patient acceptability and improved compliance; and 3) has ‘comparable or lower complication rates and costs’, with published studies demonstrating the cost-effectiveness of sDNA testing.”

Mr. Hardison continued, “We believe that sDNA technology has met each of these criteria based on nearly a decade of clinical data, patient acceptability and cost-effectiveness evidence supportive of sDNA screening.  This is why we remain optimistic that sDNA will be included in the screening guidelines when the process is completed.”

Further information provided to the ACS and the MSTF in 2005, included data from the large, multi-center study published in The New England Journal of Medicine in 2004(2) demonstrating stool-based DNA’s superior performance over the most widely prescribed fecal occult blood test — a test that is included in screening guidelines.  Data was also submitted from EXACT’s most recent study showing 88 percent sensitivity of the

Company’s newest version of the technology for detecting CRC, as reported in the Journal of Clinical Hepatology and Gastroenterology in January, 2007.(3)

“Although we are disappointed with the delay, we also remain very appreciative of the positive impact of the ACS and the MSTF in driving innovations in cancer prevention, detection and treatment and we look forward to working with them as they complete this important guidelines process,” concluded Mr. Hardison.

About Colorectal Cancer

Colorectal cancer is the most deadly cancer among non-smoking men and women in the U.S., and the second most deadly cancer overall.  Annually, there are nearly 154,000 CRC cases diagnosed and 52,000 deaths due to this disease(4).  It is estimated that roughly one-third of CRC-related deaths could be saved if more people underwent regular screening.  Early diagnosis results in a greater than 90 percent, five-year survival rate.  The American Cancer Society has set a goal of increasing to 75 percent the proportion of people over the age of 50 who have CRC screening consistent with the ACS guidelines by the year 2015.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America® Holdings (LabCorp®) for a stool-based DNA screening assay for colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus™, the non-invasive colorectal screening test offered by LabCorp, has not been approved or cleared by the Food & Drug Administration.

(1)             Winawer SJ, et al.  Colorectal Cancer Screening: Clinical Guidelines and Rationale.  Gastroenterology 1997;112:594-642.

(2)             Imperiale TF, et al.  Fecal DNA versus Fecal Occult Blood for Colorectal Cancer Screening in an Average-Risk Population.  The New England Journal of Medicine 2004;351:2704-2714.

(3)             Itzkowitz SH, et al.  Improved Fecal DNA Test for Colorectal Cancer Screening. Clinical Gastroenterology and Hepatology 2007;5:111-117.

(4)             American Cancer Society, Facts & Figures, 2007

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